Exhibit 99.1

GSI Group Inc. Receives Anticipated Letter from Nasdaq Regarding Form 10-Q Filing

BEDFORD, MA – August 20, 2009: GSI Group Inc. (the “Company”) (Nasdaq: GSIG), a supplier of precision technology and semiconductor systems, today announced that it received an additional staff determination notice from the Nasdaq Stock Market (“Nasdaq”), indicating that the Company is not in compliance with Listing Rule 5250(c)(1) (the “Rule”) due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2009 (the “Quarterly Report”). The staff determination notice indicated that such non-compliance with the Rule would serve as an additional basis for delisting the Company’s securities from Nasdaq.

As previously announced, on July 22, 2009 the Nasdaq Hearings Panel granted the Company’s request for continued listing on Nasdaq conditioned on the Company (i) reporting to the Panel before August 31, 2009 the status of its public disclosure about the range of adjustments the Company expects to make to revenue transactions in its Precision Technology Segment for 2004 through 2008 and (ii) filing on or before November 2, 2009 its delayed periodic reports and any required restatements. If the Company is unable to meet the exception requirements, the Panel will issue a final determination to delist the Company’s shares.

As previously disclosed, the Company’s Audit Committee has concluded its review of sales transactions in the Company’s Semiconductor Systems Segment for fiscal years 2006, 2007 and 2008, and the Company is currently reviewing the timing of revenue recognized in connection with multiple element arrangements in its Precision Technology Segment from 2004 through 2008 to determine if adjustments need to be made to those periods. The Company continues to work diligently to complete the preparation and filing of its delayed periodic reports, in addition to restated financial statements for fiscal years 2006, 2007 and 2008.

Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “plan,” and other similar expressions. These forward-looking statements include statements regarding the Company’s ability to file its quarterly reports on Form 10-Q and annual report on Form 10-K, statements related to the continued listing of the Company’s shares on Nasdaq and other statements that are not historical facts. These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For more information contact: Sergio Edelstein, GSI Group Inc., 1-781-266-5700.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).